Exhibit 99.1
NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414, Edwin.Detrick@cigna.com
Mariann Caprino, Media Relations – (860) 226-7251, Mariann.Caprino@cigna.com

CIGNA REPORTS STRONG THIRD QUARTER 2011 RESULTS FROM ONGOING
OPERATIONS

o
Consolidated revenues in the quarter increased to $5.6 billion, representing 6.5% growth over the same period last year.  Revenues reflect premium and fee increases of 4% in Health Care9, 5% in Disability and Life, and 33% in International, driven by continued growth in our targeted customer segments.

o
Adjusted income from operations1 for third quarter 2011 was $370 million, or $1.36 per share, excluding the after-tax loss of $45 million, or $0.16 per share from results of the Guaranteed Minimum Death Benefits (VADBe)2 business.  On a reported basis, adjusted income from operations1 was $325 million, or $1.20 per share, representing an increase of 9% per share compared with the third quarter of 2010.

o
Shareholders’ net income1 for third quarter 2011 was $379 million, or $1.40 per share, excluding the  loss of $179 million, or $0.66 per share, from results of the Guaranteed Minimum Income Benefits (GMIB)2 and VADBe2 businesses.  On a reported basis, shareholders’ net income1 was $200 million, or $0.74 per share.

o
The Company has raised its estimates for full year 2011 earnings, on an adjusted income from operations1,3 basis, to be in the range of $1.385 billion to $1.445 billion, or $5.05 to $5.30 per share.  The Company’s full year 2011 financial outlook excludes any impact from its recently announced acquisition of HealthSpring, Inc.10

BLOOMFIELD, Conn., October 28, 2011 – Cigna Corporation (NYSE: CI) today reported third quarter 2011 results that included strong revenue and earnings from each of our ongoing businesses, reflecting continued effective execution of the fundamentals supporting our long-term growth strategy.

Cigna's adjusted income from operations1 for the third quarter of 2011 was $325 million, or $1.20 per share, compared with $299 million, or $1.10 per share, for the third quarter of 2010.  Additionally, adjusted income from operations1 in the third quarter of 2011 included losses of $45 million, or $0.16 per share, compared to $34 million, or $0.12 per share for the third quarter of 2010, from VADBe2.

Cigna reported shareholders’ net income1 of $200 million, or $0.74 per share, for the third quarter of 2011, compared with shareholders’ net income1 of $307 million, or $1.13 per share, for the third quarter of 2010.  Shareholders’ net income1 included losses of $179 million, or $0.66 per share, in the third quarter of 2011 and losses of $44 million, or $0.16 per share, for the same period last year related to the VADBe2 and GMIB2 businesses within our Run-off Reinsurance segment, primarily related to the impact of low interest rates and sustained volatile equity market conditions.

"Our strong third quarter results reflect our continued focus on delivering solutions to improve the health and well being of our customers and clients through differentiated service and clinical quality in targeted geographies and customer segments,” said David M. Cordani, President and Chief Executive Officer.  “We are pleased with the consistent execution of our growth strategy and the positive momentum it creates for 2012 and beyond for the benefit of customers, clients, health care professionals and shareholders.”

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income1 (dollars in millions, except per share amounts; membership in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	Sept. 30, 2011

Consolidated Revenues	$5,613	$5,266	$5,509	$16,535

Consolidated Earnings
Adjusted income from operations1	$325	$299	$418	$1,118
Net realized investment gains, net of taxes	9	18	11	37
GMIB results, net of taxes2, 5	(134)	(10)	(21)	(142)
Special item, net of taxes4	-	-	-	24
Shareholders' net income1	$200	$307	$408	$1,037

Adjusted income from operations1, per share	$1.20	$1.10	$1.53	$4.10
Shareholders' net income1, per share	$0.74	$1.13	$1.50	$3.80

	As of the Periods Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	December 31, 2010
Medical Membership
Health Care	11,471	11,443	11,458	11,437
International (Expatriate and Health Care)	1,196	1,003	1,162	1,036
Total medical membership	12,667	12,446	12,620	12,473

•	Cash and short term investments at the parent company were approximately $925 million at September 30, 2011 and $810 million at December 31, 2010.

•	Year to date through October 28, 2011, the Company repurchased6 approximately 5.3 million shares of stock for $225 million.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Health Care

This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, membership in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	Sept. 30, 2011

Premiums and Fees	$3,255	$3,350	$3,295	$9,861
Adjusted income from operations1	$248	$240	$280	$774
Adjusted Margin, After-Tax7	6.6%	6.3%	7.4%	6.8%

	As of the Periods Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	December 31, 2010
Membership:
Medical	11,471	11,443	11,458	11,437

Behavioral care	19,883	18,145	19,560	18,257
Dental	10,885	10,276	10,782	10,251
Pharmacy	6,357	6,515	6,277	6,501
Medicare Part D	538	544	537	560

•	Overall, Health Care results reflect continued growth in our targeted customer segments. Results also reflect the impact of the expected exits from non-strategic markets, primarily Medicare IPFFS.

•	Excluding Medicare IPFFS9, third quarter premiums and fees increased 4% relative to third quarter 2010, due to continued business growth, rate increases and increased specialty penetration.

•
Third quarter 2011 adjusted income from operations1 reflects continued growth in targeted medical and specialty businesses, as well as favorable prior period claim development of approximately $25 million after-tax, which includes approximately $5 million related to 2010.  Favorable prior period claim development was approximately $30 million after-tax in third quarter 2010 and $42 million after-tax in second quarter 2011.

•
Health Care medical claims payable8 was approximately $1.0 billion at September 30, 2011 as well as December 31, 2010, while the current business mix reflects a decline in risk membership, including the exit from Medicare IPFFS.

Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	Sept. 30, 2011

Premiums and Fees	$698	$663	$717	$2,103
Adjusted income from operations1	$62	$60	$88	$227
Adjusted Margin, After-Tax7	8.1%	7.9%	11.2%	9.9%

•
Third quarter 2011 Disability and Life results reflect solid revenue growth, including a 6% increase in disability premiums and fees, reflecting the sustained value we deliver to our customers through our disability management programs.  Adjusted income from operations1 also includes continued favorable life and accident claims experience, partially offset by higher disability claims incidence.

•
Third quarter 2011 adjusted income from operations1 continues to reflect competitively attractive margins.  Second quarter 2011 adjusted income from operations1 included the net favorable impact of $30 million after-tax related to reserve studies.

International

This segment includes Cigna’s supplemental health, life, and accident insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions, membership and policies in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	Sept. 30, 2011

Premiums and Fees	$765	$574	$737	$2,200
Adjusted income from operations1	$79	$50	$74	$230
Adjusted Margin, After-Tax7	9.9%	8.3%	9.7%	10.0%

	As of the Periods Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	December 31, 2010

Medical Membership: Expatriate and Health Care	1,196	1,003	1,162	1,036
Health, Life and Accident Policies (excl. China JV)	6,450	5,632	6,284	5,931

•
Third quarter 2011 International segment results reflect strong organic premium and fee growth driven by continued attractive customer retention and sales in targeted markets within our supplemental Health, Life and Accident and Expatriate Benefits businesses.  These results also reflect the impact of ongoing strategic investments in product and geographic expansion initiatives, some unfavorable Expatriate claims experience, and contributions to the Expatriate business from Vanbreda International, which was acquired during the third quarter of 2010.

Other Segments

Adjusted income (loss) from operations1 for Cigna's other segments are presented below (after-tax, dollars in millions):

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011	Sept. 30, 2011

Run-off Reinsurance	$(46)	$(27)	$(1)	$(47)
Other Operations	$25	$22	$20	$64
Corporate	$(43)	$(46)	$(43)	$(130)

•
Run-off Reinsurance includes the results for the VADBe2 business.  Third quarter 2011 and 2010 adjusted income from operations1 include losses of $45 million and $34 million after-tax, respectively, primarily related to the impacts of sustained volatile equity market conditions and low interest rates on the VADBe2 business.  Run-off Reinsurance results for the third quarter 2010 also included favorable claim development in the workers compensation and personal accident businesses.

OUTLOOK

•	Cigna's updated 2011 outlook as of October 28, 2011 (dollars in millions, except per share amounts):

Full-Year Ended December 31, 2011

Adjusted income (losses) from operations1,3
Health Care	$965 to 995
Disability and Life	280 to 290
International	285 to 295
Ongoing Businesses	$1,530 to 1,580

Run-off Reinsurance, Other Operations and Corporate	(145) to (135)
Consolidated	$1,385 to 1,445

Consolidated Adjusted income from operations, per share1,3	$5.05 to 5.30

Health Care medical membership growth, excluding membership losses from exits of non-strategic markets including Medicare IPFFS	Approximately 2%

•	Cigna’s earnings and earnings per share outlooks exclude the potential effects of future capital deployment6 and the announced acquisition of HealthSpring, Inc.10

•
Cigna's earnings and earnings per share outlooks assume break-even results for VADBe2 for fourth quarter 2011, which assumes that actual experience, including capital market performance, will be consistent with long term reserve assumptions.  See the Critical Accounting Estimates section of the Management’s Discussion and Analysis of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for more information on the effect of capital market assumption changes in shareholders’ net income.

The foregoing statements represent management’s current estimate of Cigna's 2011 consolidated and segment adjusted income from operations1,3 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutus/investor-relations).  A link to the conference call, on which management will review third quarter 2011 and discuss full year 2011 outlook is available in the Investor Relations section of Cigna’s website (http://www.cigna.com/cignadotcom/aboutcigna/investors/events/index.page).

Notes:

1.
Cigna measures the financial results of its segments using Segment Earnings (Loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings excluding special items (which are identified and quantified in Note 4) and excludes results of Cigna's GMIB2 business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss) and shareholders’ net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated shareholders’ net income.

2.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations.  These businesses have been in run-off since 2000.  A reconciliation to shareholder’s net income and EPS excluding GMIB and VADBe for the third quarter of 2011 and 2010 is as follows:

(dollars in millions, except per share amounts)	2011	2011 EPS	2010	2010 EPS	% EPS Change
Shareholders’ net income, as reported	$200		$307
Effect of GMIB	134		10
Effect of VADBe	45		34
Shareholders’ net income as adjusted	$379	$1.40	$351	$1.29	9%
Effect of net realized investment gains	(9)		(18)
Adjusted income from operations1 excluding VADBe	$370	$1.36	$333	$1.22	11%

3.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB2 business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  Special items for 2011 may include potential adjustments associated with litigation, HealthSpring, Inc. acquisition costs,  and assessment related items.  Information is not available for management to identify, other than these items, or reasonably estimate additional 2011 special items.

4.	Special item(s) included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations1 and the calculation of adjusted margins include:

First Quarter 2011
•	After-tax benefit of $24 million (includes $9 million pre-tax charge offset by a tax benefit of $33 million) related to the completion of an IRS examination.

5.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB2, does not represent management's expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle the Company’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and Cigna's results of operations.

6.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

7.
Adjusted margins in this press release are calculated by dividing adjusted income from operations1 by segment revenues.  For the three and nine months ended September 30, 2011, segment margins including special items were 6.6% and 6.9% for Health Care, respectively, and 8.1% and 10.1% for Disability and Life, respectively.

8.
Health Care medical claims payable of $953 million as of September 30, 2011 and $1,010 million as of December 31, 2010 are presented net of reinsurance and other recoverables.  The gross Health Care medical claims payable balance was $1,145 million as of September 30, 2011 and $1,246 million as of December 31, 2010.

9.
Beginning January 1, 2011, Cigna no longer offers Medicare IPFFS.  A reconciliation of 2010 consolidated revenues and Health Care premiums and fees between reported and excluding Medicare IPFFS follows:

(Dollars in millions)
Three Months Ended Sept. 30,
2010

Consolidated Revenues, as reported	$5,266
Medicare IPFFS revenues	213
Consolidated Revenues, excluding Medicare IPFFS	$5,053

Health Care Premiums and Fees, as reported	$3,350
Medicare IPFFS premiums and fees	209
Health Care Premiums and Fees, excluding Medicare IPFFS	$3,141

10.
On October 24, 2011, the Company entered into a definitive agreement to acquire all of the outstanding shares of HealthSpring, Inc. (“HealthSpring”) for $55 per share in cash, representing an estimated cost of approximately $3.9 billion, including net debt to be assumed.  HealthSpring provides Medicare Advantage coverage in 11 states and Washington D.C. as well as a large, national stand-alone Medicare prescription drug business.  The agreement is subject to required regulatory approvals, the approval of HealthSpring’s stockholders and customary closing conditions.  The transaction is expected to close during the first half of 2012.  The Company has obtained a commitment for bridge financing that, combined with available liquidity, is sufficient to fund the acquisition.  The Company expects to permanently finance the acquisition with internal cash resources and through issuance of new equity and additional debt.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in its Health Care operations, and the outlook for the Company’s full year 2011 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost and medical membership results, (v) delivering quality service to members and health care professionals using effective technology solutions, (vi) lowering administrative costs and (vii) transitioning to an integrated operating company model, including operating efficiencies related to the transition;

4.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, and tax audits and related litigation;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;
6.
risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

7.	significant changes in interest rates or sustained deterioration in the commercial real estate markets;
8.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business; downgrades in financial strength ratings of reinsurers, which could result in increased statutory reserve or capital requirements of the Company’s insurance subsidiaries;

9.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.	inability of the hedge programs adopted by the Company to substantially reduce certain equity market and interest rate risks in the run-off reinsurance operations;
11.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

14.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;

15.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay receivables) and our vendors (including their ability to provide services);

16.
adverse changes in state, federal and international laws and regulations, including health care reform legislation and regulation which could, among other items, affect the way the Company does business, increase cost, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

17.
amendments to income tax laws, which could affect the taxation of employer provided benefits, the taxation of certain insurance products such as corporate-owned life insurance, or the financial decisions of individuals whose variable annuities are covered under reinsurance contracts issued by the Company;

18.
potential public health epidemics, pandemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

19.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
20.
challenges and risks associated with the successful management of the Company’s outsourcing projects or vendors, including the agreement with IBM for provision of technology infrastructure and related services;

21.	the ability to successfully complete the integration of acquired businesses;
22.	the political, legal, operational, regulatory and other challenges associated with expanding our business globally;
23.	the ability of the parties to satisfy conditions to the closing of the transaction with HealthSpring, including obtaining required regulatory approvals and the approval of HealthSpring stockholders;
24.	the possibility that HealthSpring may be adversely affected by economic, business and/or competitive factors before or after closing of the transaction;
25.
the ability to successfully complete the integration of acquired businesses, including the businesses being acquired from HealthSpring by, among other things, operating Medicare Advantage coordinated care plans and HealthSpring’s prescription drug plan, retaining and growing membership, realizing revenue, expense and other synergies, renewing contracts on competitive terms, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

26.	the ability of the Company to execute its growth plans by successfully leveraging its capabilities and those of the businesses being acquired in serving the Seniors segment;
27.	any adverse effect to the Company’s business or the business being acquired from HealthSpring due to uncertainty relating to the transaction; and
28.
the Company’s plans to permanently finance the acquisition with internal cash resources and through issuance of new equity and additional debt that would remain outstanding even if the transaction was ultimately not completed.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)			Exhibit 1
(Dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUES

Premiums and fees	$4,748	$4,621	$14,267	$13,668
Net investment income	297	280	860	829
Mail order pharmacy revenues	368	354	1,056	1,053
Other revenues (1)	187	(17)	296	230
Net realized investment gains	13	28	56	44

Total	$5,613	$5,266	$16,535	$15,824

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$248	$240	$774	$654
Disability and Life	62	60	227	219
International	79	50	230	186
Run-off Reinsurance	(46)	(27)	(47)	(28)
Other Operations	25	22	64	65
Corporate	(43)	(46)	(130)	(132)

Total	$325	$299	$1,118	$964

SHAREHOLDERS' NET INCOME

Segment Earnings (Losses)

Health Care (3)	$248	$240	$775	$654
Disability and Life (3)	62	60	232	219
International	79	50	230	186
Run-off Reinsurance	(180)	(37)	(189)	(137)
Other Operations (3)	25	22	68	65
Corporate (3)	(43)	(46)	(116)	(132)

Total	$191	$289	$1,000	$855
Net realized investment gains, net of taxes	9	18	37	29

Shareholders' net income	$200	$307	$1,037	$884

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$1.20	$1.10	$4.10	$3.49
Results of guaranteed minimum income benefits business, after-tax	(0.50)	(0.04)	(0.53)	(0.39)
Net realized investment gains, net of taxes	0.04	0.07	0.14	0.10
Special item(s), after-tax (3)	-	-	0.09	-
Shareholders' net income	$0.74	$1.13	$3.80	$3.20
Weighted average shares (in thousands)	$272,060	$272,840	$272,884	$276,143

SHAREHOLDERS' EQUITY at September 30:			$7,761	$6,469

SHAREHOLDERS' EQUITY PER SHARE at September 30:			$28.72	$23.88

(1) Includes pre-tax gains of $133 million and $96 million for the three months and nine months ended September 30, 2011, respectively, and pre-tax losses of $119 million and $72 million for the three months and nine months ended September 30, 2010, respectively, from futures and swaps contracts entered into as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's run-off reinsurance operations. Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts. For more information, please refer to Cigna's Form 10-Q for the period ended September 30, 2011 which is expected to be filed on October 28, 2011.

(2) Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) excluding results of Cigna's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The nine months ended September 30, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
 - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)	Exhibit 2
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted Earnings Per Share			Consolidated			Health Care			Disability and Life
Three Months Ended	3Q11	3Q10	2Q11	3Q11	3Q10	2Q11	3Q11	3Q10	2Q11	3Q11	3Q10	2Q11

Adjusted income (loss) from operations (1)	$1.20	$1.10	$1.53	$325	$299	$418	$248	$240	$280	$62	$60	$88

Results of guaranteed minimum income benefits business (2)	(0.50)	(0.04)	(0.07)	(134)	(10)	(21)	-	-	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (3)	-	-	-	-	-	-	-	-	-	-	-	-

Segment earnings (loss)	0.70	1.06	1.46	191	289	397	$248	$240	$280	$62	$60	$88
Net realized investment gains, net of taxes (4)	0.04	0.07	0.04	9	18	11

Shareholders' net income	$0.74	$1.13	$1.50	$200	$307	$408

	International			Run-off Reinsurance			Other Operations			Corporate
Three Months Ended	3Q11	3Q10	2Q11	3Q11	3Q10	2Q11	3Q11	3Q10	2Q11	3Q11	3Q10	2Q11

Adjusted income (loss) from operations (1)	$79	$50	$74	$(46)	$(27)	$(1)	$25	$22	$20	$(43)	$(46)	$(43)

Results of guaranteed minimum income benefits business (2)	-	-	-	(134)	(10)	(21)	-	-	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (3)	-	-	-	-	-	-	-	-	-	-	-	-

Segment earnings (loss)	$79	$50	$74	$(180)	$(37)	$(22)	$25	$22	$20	$(43)	$(46)	$(43)

	Diluted Earnings Per Share		Consolidated		Health Care		Disability and Life
Nine Months Ended September 30,	2011	2010	2011	2010	2011	2010	2011	2010

Adjusted income (loss) from operations (1)	$4.10	$3.49	$1,118	$964	$774	$654	$227	$219

Results of guaranteed minimum income benefits business (2)	(0.53)	(0.39)	(142)	(109)	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (3)	0.09	-	24	-	1	-	5	-

Segment earnings (loss)	3.66	3.10	1,000	855	$775	$654	$232	$219
Net realized investment gains, net of taxes (4)	0.14	0.10	37	29

Shareholders' net income	$3.80	$3.20	$1,037	$884

	International		Run-off Reinsurance		Other Operations		Corporate
Nine Months Ended September 30,	2011	2010	2011	2010	2011	2010	2011	2010

Adjusted income (loss) from operations (1)	$230	$186	$(47)	$(28)	$64	$65	$(130)	$(132)

Results of guaranteed minimum income benefits business (2)	-	-	(142)	(109)	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (3)	-	-	-	-	4	-	14	-

Segment earnings (loss)	$230	$186	$(189)	$(137)	$68	$65	$(116)	$(132)

(1) Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses).  Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2) Results of guaranteed minimum income benefits business on a pre-tax basis for:
       - three months and nine months ended September 30, 2011 were losses of $206 million and $219 million, respectively;
       - three months and nine months ended September 30, 2010 were losses of $17 million and $169 million, respectively; and
       - three months ended June 30, 2011 were losses of $33 million.

(3) The nine months ended September 30, 2011 include a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
       - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

(4) Net realized investment gains (losses) on a pre-tax basis for:
       - three months and nine months ended September 30, 2011 were gains of $13 million and $56 million, respectively;
       - three months and nine months ended September 30, 2010 were gains of $28 million and $44 million, respectively; and
       - three months ended June 30, 2011 were gains of $17 million.